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                                                                     EXHIBIT 2.2

                                    AGREEMENT
                               AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER is entered into as of this 30th day of July, 1998, by and between Tekgraf, Inc., a corporation organized under the laws of the State of Delaware ("Tekgraf"), and Tekgraf Reincorporation Subsidiary, Inc., a corporation organized under the laws of the State of Georgia ("Subsidiary"). The names of the corporations planning to merge are Tekgraf, Inc., a corporation organized under the laws of the State of Delaware, and Tekgraf Reincorporation Subsidiary, Inc., a corporation organized under the laws of the State of Georgia. Immediately after the effective time of the Merger, the name of the surviving corporation into which Tekgraf plans to merge will be changed to "Tekgraf, Inc." (the "Merger").

     1. Tekgraf shall, pursuant to the provisions of the Georgia Business Corporation Code and the Delaware General Corporation Law, be merged with and into Subsidiary, which shall be the surviving corporation and which is sometimes hereinafter referred to as the "surviving corporation", and which shall continue to exist as said surviving corporation under the name "Tekgraf, Inc.", pursuant to the provisions of the laws of the State of Georgia. At the effective time of the Merger, the surviving corporation will amend its Articles of Incorporation to change its name from "Tekgraf Reincorporation Subsidiary, Inc." to "Tekgraf, Inc." The separate existence of Tekgraf, which is sometimes hereinafter referred to as the "non-surviving corporation", shall cease when the merger takes effect in accordance with the provisions of the Georgia Business Corporation Code and the Delaware General Corporation Law.

     2. The Articles of Incorporation of the surviving corporation when the Merger takes effect in the jurisdiction of its organization shall be the Articles of Incorporation of said surviving corporation and said Articles of Incorporation shall continue in full force and effect until amended and changed in the manner prescribed by the provisions of the laws of the jurisdiction of organization of the surviving corporation.

     3. The bylaws of the surviving corporation when the Merger takes effect in the jurisdiction of its organization shall be the bylaws of said surviving corporation and shall continue in full force and effect until changed, altered or amended as therein provided and in the manner prescribed by the provisions of the laws of the jurisdiction of its organization.

     4. The members of the Board of Directors and the officers in office of the non-surviving corporation when the merger takes effect in the jurisdiction of its organization shall continue to be the members of the Board of Directors and the officers of the surviving corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the provisions of the bylaws of the surviving corporation.

     5. Each issued share of Class A Common Stock and Class B Common Stock of the non-surviving corporation when the merger takes effect shall be converted automatically and without any further action by the holder thereof into one share of Class A Common Stock, $.001 par value, or Class B Common Stock, $.001 par value, respectively, of the surviving corporation. Each issued option and warrant to purchase shares of the non-surviving corporation shall be converted automatically and without any further action by the holder thereof into one issued and outstanding option or warrant, respectively, of the surviving corporation. The issued shares of the surviving corporation shall not be converted or exchanged in any manner or any consideration be delivered therefor, and each said share which is issued as of the effective date of the merger shall be cancelled.

     6. The Plan of Merger herein made and approved shall have been submitted to the shareholders of the non-surviving corporation for their approval or rejection in the manner prescribed by the provisions of the Delaware General Corporation Law, and the merger of the non-surviving corporation with and into the surviving corporation shall be authorized in the manner prescribed by the Georgia Business Corporation Code.




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     7.  In the event that the Plan of Merger shall have been approved by the shareholders entitled to vote of the non-surviving corporation in the manner prescribed by the provisions of the Delaware General Corporation Law, and in the event that the merger of the non-surviving corporation with and into the surviving corporation shall have been duly authorized in compliance with the provisions of the Georgia Business Corporation Code, the non-surviving corporation and the surviving corporation hereby stipulate that they will cause to be executed and filed and/or recorded any document or documents prescribed by the laws of the State of Georgia and by the laws of the State of Delaware, and that they will cause to be performed all necessary acts therein and elsewhere to effectuate the merger.

     8. The surviving corporation hereby agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of non-surviving corporation, as well as for any obligation of the surviving corporation resulting from the merger, and hereby irrevocably appoints the Secretary of State of the State of Delaware as its agent to accept service of process in any such suit or other proceedings. The address to which the Secretary of State shall mail a copy of such process to surviving corporation is 6000 Lake Forrest Drive, Suite 110, Atlanta, Georgia 30328.

     9. The Board of Directors and the proper officers of the non-surviving corporation and of the surviving corporation, respectively, are hereby authorized, empowered and directed to do any and all acts and things, and to make, execute, deliver, file and/or record any and all instruments, papers and documents which shall be or become necessary, proper or convenient to carry out or put into effect any of the provisions of this Plan of Merger or of the merger herein provided for.

     10. The merger herein provided for shall become effective in the State of Georgia upon the date of the filing of the Certificate of Merger with the Secretary of State of Georgia.


                              TEKGRAF, INC.




                              By: /s/ Phillip Aginsky
                                  --------------------------------------------
                                  Name:   Phillip Aginsky
                                  Title:  Chairman and Chief Executive Officer



                              TEKGRAF REINCORPORATION
                              SUBSIDIARY, INC.



                              By: /s/ Phillip Aginsky
                                  --------------------------------------------
                                  Name:   Phillip Aginsky
                                  Title:  President




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